Serina Therapeutics Submits Complete Response to FDA Clinical Hold Letter for SER-252 Program

– Company addresses FDA requests regarding formulation excipient
– Global site start-up activities continue, with first-patient-in for registrational Phase 1b study targeted for Q1 2026, subject to FDA feedback

HUNTSVILLE, Dec 10, 2025 (GLOBE NEWSWIRE) -- Serina Therapeutics, Inc. (“Serina” or the "Company") (NYSE American: SER), a clinical-stage biotechnology company advancing its lead Investigational New Drug ("IND") candidate, SER-252, for advanced Parkinson's disease, enabled by its proprietary POZ PlatformTM drug optimization technology, today announced that it has submitted a complete response to the U.S. Food and Drug Administration’s (“FDA”) clinical hold letter for SER-252, the Company’s lead program for advanced Parkinson’s disease.

As previously disclosed, the FDA placed the Company’s Investigational New Drug (“IND”) application for SER-252 on clinical hold pending additional information related to a commonly used formulation excipient. On November 25, 2025, the FDA issued a formal full clinical hold letter specifying the information required to permit initiation of the planned Phase 1b registrational study, SER-252-1b.

The issues identified by the FDA do not relate to the apomorphine active drug substance, its mechanism of action, the use of the enFuse device (Enable Injections) or the broader 505(b)(2) NDA development pathway previously discussed with the Agency.

Serina’s complete response, submitted on December 9, 2025, includes:

•A detailed data package supporting the proposed use of trehalose as a subcutaneous excipient at the intended dose, including comparative information to approved products containing trehalose and additional nonclinical analyses; and
•A revised protocol to initiate the single ascending dose (SAD) phase. Initiation of the SAD phase of the SER-252-1b trial is anticipated to begin in Q1 2026.

“Our priority has been to respond thoroughly and constructively to the FDA’s requests,” said Steve Ledger, Chief Executive Officer of Serina Therapeutics. “We believe our submission directly addresses the FDA’s questions on trehalose, and we appreciate the Agency’s continued engagement as we work toward initiating the registrational SER-252-1b trial.”

While dosing cannot begin until the clinical hold is lifted, Serina continues site start-up and regulatory activities in Australia and other regions as part of the global registrational program. In Australia, early interactions with investigators and the Parkinson’s community have helped build strong support for the trial design and its potential to address unmet needs in advanced disease. The Company now expects first-patient-in (“FPI”) in Q1 2026, subject to timely resolution of the clinical hold and customary regulatory and ethics approvals.

About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.

About the POZ PlatformTM
Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly (2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.

Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina’s POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.

About SER-252 (POZ-apomorphine)
SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) in Parkinson’s disease. Preclinical studies support the potential of SER 252 to provide CDS without skin reactions.

Cautionary Statement Regarding Forward-Looking Statement
References in this Report to “Serina,” “the Company,” “we” or “us” refer to Serina Therapeutics, Inc. This release contains forward-looking statements within the meaning of federal securities laws. All statements that are not historical fact, including statements about the Company’s response to the FDA’s clinical hold letter, Serina’s planned clinical programs, including timing for first-patient-in and resolution of the clinical hold and customary regulatory and ethics approvals, the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change.

Actual results may differ materially from those projected in such statements due to a variety of important factors including, among other things, the timing and extent of the FDA's clinical-hold letter and of Serina's response, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; Serina’s ability to continue as a going concern; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the company’s other periodic reports and documents filed from time to time with the SEC. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630